EXHIBIT 99.1

BioForm Medical Reports Financial Results for Quarter Ended September 30, 2008, First Quarter of Fiscal 2009

BioForm Also Announces Plan to Reduce Annual Operating Expenses by Up to $20 Million

SAN MATEO, Calif., Nov. 6, 2008 (GLOBE NEWSWIRE) -- BioForm Medical, Inc. (Nasdaq:BFRM) today announced its financial results for the quarter ended September 30, 2008, which is the Company's first quarter of fiscal 2009. Net sales were $15.7 million for the quarter ended September 30, 2008 as compared to $15.2 million for the quarter ended September 30, 2007, an increase of $0.5 million or 3%. The net loss was $7.8 million for the quarter ended September 30, 2008 as compared to a net loss of $3.4 million for the quarter ended September 30, 2007.

Operating Results:

Domestic sales were $12.7 million for the quarter ended September 30, 2008 compared to $12.6 million for the quarter ended September 30, 2007, an increase of $0.1 million or 1%. International sales were $2.9 million for the quarter ended September 30, 2008, compared to $2.6 million for the quarter ended September 30, 2007, an increase of $0.3 million or 12%. Gross profit was $12.9 million for the quarter ended September 30, 2008 as compared to $12.4 million for the quarter ended September 30, 2007, an increase of $0.5 million, or 4%. As a percentage of sales, gross profit for the quarter ended September 30, 2008 was 82.6% as compared to 81.6% for the quarter ended September 30, 2007.

Operating expenses were $20.7 million in the quarter ended September 30, 2008 as compared to $16.0 million in the quarter ended September 30, 2007. The increase in operating expenses was primarily attributable to an increase in sales and marketing costs as a result of the expansion of the Company's sales forces in the United States and Europe in early fiscal year 2008, expansion of the Company's clinical education programs, and higher employee-related expenses.

Net loss per share applicable to common stockholders decreased to $0.17 for the quarter ended September 30, 2008 as compared to $0.82 for the quarter ended September 30, 2007, due primarily to the increase in the shares outstanding as a result of the sale of 11.5 million shares of common stock in the Company's November 2007 initial public offering and the conversion of 30.4 million shares of preferred stock into common stock at the time of the public offering.

Plan to Reduce Annual Operating Expenses by up to $20 Million:

BioForm Medical is implementing a plan to reduce its annual operating expenses from a previously guided $84-86 million annual run-rate, to a future operating expense annual run-rate of approximately $64-68 million. During the first four months of fiscal year 2009 the Company has operated at the higher expense rate, and it expects to transition to the lower operating expense annual run-rate during the second and third quarters of fiscal year 2009. The Company anticipates incurring transition expenses including employee severance and other one-time costs, which are included in the total operating expense guidance provided below for fiscal year 2009.

BioForm Medical's priority is to maintain a full-strength RADIESSE(r) dermal filler field sales and clinical training organization. We have more than 100 people in the field in the U.S. including sales representatives and clinical trainers, and approximately 25 sales territories in Europe. We are also maintaining several key product development programs such as RADIESSE dermal filler with lidocaine, certain next-generation RADIESSE dermal filler initiatives, Polidocanol for sclerotherapy, and development of Relaxed Expressions(tm) treatment protocols.

The anticipated cost savings will come from program savings and personnel reductions in virtually all operating departments. Cost savings steps in this plan include:

 * Suspension of all management cash bonus awards;
 * Marketing and clinical education program reductions;
 * Internal personnel travel and discretionary expense reductions;
 * Deferring research and development expenditures on certain product development programs such as the planned BioGlue Aesthetic(tm)
   medical adhesive pivotal study;
 * Deferring a planned clinical trial of the Relaxed Expressions device and reallocating resources to optimize the treatment protocol with this device, which may better serve physician needs;
   and
 * Personnel reductions of 35 employees.

Collectively, the operating expense savings are expected to reduce annualized operating expenses of the Company by up to $20 million per year. The Company is also reducing manufacturing costs in an effort to achieve an 80-83% gross margin even at reduced revenue and production levels. The Company expects that with these expense reductions, existing cash will be sufficient for up to three years even if weakness in the dermal filler market continues. These lower expenses will also provide the opportunity for the Company to reach profitability in the future at a significantly lower revenue level than if it were to continue operating at the higher expense structure.

Fiscal Year 2009 Revised Guidance:

BioForm Medical is updating its financial guidance for the full fiscal year 2009 ending June 30, 2009:

 * Revenues are expected to be approximately $60-70 million (revised from prior guidance of $74-78 million).
 * Operating expenses are expected to be approximately $75-78 million
   (revised from prior guidance of $84-86 million) for fiscal year
   2009 due to reductions over the next two quarters to a run-rate of approximately $64-68 million annually for fiscal year 2010.
   This lower expense level includes certain non-cash GAAP expenses and results in an actual cash spend of approximately $62-66 million per year, thereby substantially reducing our annual cash burn rate.
 * Gross profit is expected to average approximately 80% to 83% of sales on an annual basis, with some possible fluctuation outside of these ranges on a quarterly basis.
 * Net loss is expected to be approximately $18-25 million for fiscal year 2009.

"As we have discussed previously, from December 2007 to June 2008 the economy weakened and consumer confidence declined significantly. Our sales of RADIESSE dermal filler in the U.S. declined somewhat during this period despite the fact that we have historically experienced increasing sales during the spring quarter. During the September 2008 quarter, the economy, financial markets, and consumer confidence weakened further. Nonetheless our revenue in the September 2008 quarter was more in line with our normal seasonal pattern, showing a modest decline from the spring quarter. While this may indicate that the dermal filler market has been stable over recent months, we are uncertain about the future due to the recent volatility in financial markets and economic forecasts of a recession," stated Steve Basta, CEO of BioForm Medical. "The revised guidance we are providing for fiscal year 2009 and our cost reduction steps reflect this uncertainty. Our revenue guidance of $60-70 million reflects scenarios that range from a further decline in dermal filler procedures, to an increase in procedures versus last year. We simply do not have sufficient visibility at this time to be more precise. Our cost reductions over the next two quarters will reduce operating expenses to the point where we can operate in future years with a net cash burn of approximately $10-15 million per year without revenue growth from new products or a recovery in the dermal filler market. This should enable us to fund three years of operations if revenue from our current markets remains flat while providing the potential to reach profitability with new revenue from our future products or an upturn in our current markets."

Conference Call:

BioForm Medical CEO, Steve Basta, will hold a conference call today at 5 a.m Pacific Time (8 a.m. Eastern Time). The conference call may be accessed by dialing 888-256-1035 for callers in the U.S. and 913-981-5549 for international callers. Please notify the operator that you would like to join "BioForm Medical's First Quarter FY 2009 Earnings Call" and provide the participant code "6717464 ", if prompted. The conference call will be webcast live on the Investor Relations section of BioForm Medical's website at http://investor.bioform.com/events.cfm. The online archive of the conference call and the presentation will be available approximately 90 minutes after the live call and will continue to be available for four weeks.

About BioForm Medical, Inc.:

BioForm Medical, Inc. is a medical aesthetics company headquartered in San Mateo, California, developing products that enhance aesthetic procedures performed in dermatology and plastic surgery practices. BioForm Medical's lead product is RADIESSE(r) dermal filler, a long-lasting filler for use in facial aesthetics. BioForm Medical is developing several future aesthetics products, including a radiofrequency treatment to reduce nerve function in the forehead, a sclerotherapy treatment for spider veins, and a surgical adhesive for brow lifts. For more information about BioForm Medical, please visit www.bioform.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the introduction of new products or the timing thereof, the ability of the Company to obtain, and the timing of, future regulatory clearances and approvals, the effect of macroeconomic conditions on the dermal filler market and on our business, and financial guidance for fiscal year 2009 (including our ability to successfully implement a plan to achieve cost reductions of up to $20 million annually) are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties, which may cause BioForm Medical's actual results to differ materially from the statements contained herein. BioForm Medical's financial results for the quarter ended September 30, 2008, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect BioForm Medical's business and its financial results are detailed in its latest Form 10-K as filed with the Securities and Exchange Commission on September 26, 2008. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. BioForm Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

                         BIOFORM MEDICAL, INC.
                   SUMMARY OF OPERATIONS (unaudited)
                 (in thousands, except per share data)

                                                  Three months ended
                                                    September 30,
                                                ---------------------
                                                  2008         2007
                                                --------     --------

 Net sales                                      $ 15,671     $ 15,201
 Cost of sales                                     2,724        2,792
                                                --------     --------
 Gross profit                                     12,947       12,409
                                                --------     --------

 Operating expenses:
   Sales and marketing                            15,230       11,754
   Research and development                        2,362        2,181
   General and administrative                      3,077        2,024
                                                --------     --------
     Total operating expenses                     20,669       15,959
                                                --------     --------

 Other income (expense), net
   Interest income, net                              328          161
   Other income (expense), net                      (358)          31
                                                --------     --------
   Loss before income taxes                       (7,752)      (3,358)
   Provision for income taxes                         42           58
                                                --------     --------
     Net loss                                   $ (7,794)    $ (3,416)
                                                ========     ========

 Net loss per share, basic and diluted          $  (0.17)    $  (0.82)

 Weighted-average number of common
  shares used in computing loss per
  share, basic and diluted                        46,322        4,166

                         BIOFORM MEDICAL, INC.
           CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
                            (in thousands)

                                              -----------------------
                                              September 30,  June 30,
                                                  2008         2008
                                              -----------------------
                                              (unaudited)
 Assets
 Current assets:
   Cash and cash equivalents                    $ 50,298     $ 59,204
   Accounts receivable, net of allowance
    for doubtful accounts of $987 at
    September 30, 2008 and $836 at
    June 30, 2008                                 11,242       10,989
   Inventories                                     8,156        8,167
   Prepaid royalties                               1,061          929
   Prepaid other                                   2,099        1,603
   Other current assets                              958          805
                                                --------     --------
     Total current assets                         73,814       81,697
 Property and equipment, net                       8,964        9,037
 Long-term prepaid royalties                       2,923        3,288
 Intangible assets, net                              353          369
 Other assets                                        298          179
                                                --------     --------
       Total assets                             $ 86,352     $ 94,570
                                                ========     ========

 Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable                             $  2,455     $  3,533
   Deferred revenue                                  680          454
   Accrued royalty expense                           543          280
   Accrued liabilities                             7,658        8,066
   Capital lease obligations, current portion         34           34
                                                --------     --------
     Total current liabilities                    11,370       12,367
   Capital lease obligations, long-term portion       52           60
                                                --------     --------
     Total liabilities                            11,422       12,427

 Commitment and contingencies
 Stockholders' equity:
   Preferred stock, 10,000 shares authorized,
    $0.01 par value, zero outstanding                 --           --
   Common stock, 100,000 shares authorized,
    $0.01 par value, 46,326 shares issued and
    outstanding at September 30, 2008, 46,300
    shares issued and outstanding at
    June 30, 2008                                    463          463
   Additional paid-in capital                    159,188      158,480
   Accumulated other comprehensive income             85          212
   Accumulated deficit                           (84,806)     (77,012)
                                                --------     --------
     Total stockholders' equity                   74,930       82,143
                                                --------     --------
       Total liabilities and
        stockholders' equity                    $ 86,352     $ 94,570
                                                ========     ========

CONTACT:  BioForm Medical, Inc.
          Adam Gridley, Senior Vice President, Corporate Development
          650.286.4025